FIDELITY BANCORP, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                    3/31/99          3/31/98         12/31/98        12/31/97        12/31/96
                                                --------------   --------------   -------------   -------------   -------------

NET INCOME BEFORE TAXES                           2,679,866.00     2,277,317.00   12,106,371.00   11,969,459.00    9,790,311.00
                                                ==============   ==============   =============   =============   =============

FIXED CHARGES:
INTEREST EXPENSE ON DEPOSITS                      5,028,435.00     4,726,889.00   19,478,840.00   18,692,963.00   15,957,942.00
INTEREST EXPENSE ON STB                             109,448.00        94,060.00      412,516.00      323,548.00      287,329.00
                                                 -------------    -------------   -------------   -------------   -------------
     TOTAL                                        5,137,883.00     4,820,949.00   19,891,356.00   19,016,511.00   16,245,271.00
                                                 =============    =============   =============   =============   =============

NET INCOME BEFORE TAXES AND FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS                  7,817,749.00     7,098,266.00   31,997,727.00   30,985,970.00   26,035,582.00
                                                 =============    =============   =============   =============   =============

EARNINGS TO FIXED CHARGES:
  EXCLUDING INTEREST ON DEPOSITS                         25.49            39.47           30.35           37.99           35.07
  INCLUDING INTEREST ON DEPOSITS                          1.52             1.75            1.61            1.63            1.60


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                                                  12/31/95        12/31/94
                                               -------------    ------------

NET INCOME BEFORE TAXES                         9,261,231.00    7,961,063.00
                                               =============   =============

FIXED CHARGES:
INTEREST EXPENSE ON DEPOSITS                   12,335,539.00    8,150,960.00
INTEREST EXPENSE ON STB                           280,473.00      285,960.00
                                               -------------   -------------
     TOTAL                                     12,616,012.00    8,436,920.00
                                               =============   =============

NET INCOME BEFORE TAXES AND FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS               21,877,243.00   16,397,983.00
                                               =============   =============

EARNINGS TO FIXED CHARGES:
  EXCLUDING INTEREST ON DEPOSITS                       34.02           28.84
  INCLUDING INTEREST ON DEPOSITS                        1.73            1.94
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